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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the

                        Securities Exchange Act of 1934.

                         Commission File Number: 0-28946

                            VIVID TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)

          10E COMMERCE WAY, WOBURN, MASSACHUSETTS 01801 (781) 938-7800

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE

                         RIGHTS TO PURCHASE COMMON STOCK

            (Title of each class of securities covered by this Form)

                                      NONE

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)   [ ]

                 Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)    [ ]

                 Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)   [ ]

                 Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [ ]

                 Rule 12h-3(b)(1)(i)   [X]


         Approximate number of holders of record as of the certification or notice date: ONE (1)

         Pursuant to the requirements of the Securities Exchange Act of 1934, Vivid Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 14, 2000                       VIVID TECHNOLOGIES, INC.


                                             By: /s/ Terrance L. Carlson
                                                 -------------------------------
                                             Name: Terrance L. Carlson
                                             Title: President